Exhibit 10.18

November 3, 2016
Joseph Shaulson
[Address]
[Address]
Re:    Separation Agreement
Dear Joe:
This letter agreement (the “Separation Agreement”) confirms your understanding with Metabolix, Inc. (the “Company”) regarding the termination of your employment with the Company and the termination of your Employment Agreement with the Company dated December 19, 2013 (the “Employment Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:
1.Resignation, Transition Support and Board Service. In connection with the Company’s ongoing transition to Yield10 Bioscience and the related reorganization of management, you resigned and the Company accepted your resignation as President and Chief Executive Officer of the Company effective October 17, 2016. You also have resigned and the Company accepts your resignation from all offices of the Company’s subsidiaries. Your employment with the Company will continue in a non-executive capacity from the date of this Separation Agreement through December 31, 2016 (the “Transition Period”), at which time your employment with the Company will terminate. During the Transition Period, you will remain an employee and provide such transition support to the Company and its management team as may be reasonably requested by the Board of Directors of the Company (the “Board”). To the extent such transitional support does not require a full time commitment, you may devote the remainder of your working time to seeking other employment or personal matters. During the Transition Period and thereafter, you will continue to serve as a Director on the Board for the remainder of your current term and any reelection term, subject to your earlier resignation or removal in accordance with applicable law and the Company’s governing documents. You will be entitled to the same compensation as other non-employee directors in respect of your continued service as a Director on the Board, including equity grants to the extent provided generally to Board members.

2.Compensation and Benefits During Transition Period. You will continue to receive base compensation and standard employee benefits during the Transition Period. Base compensation will continue at the rate of $350,000 per year through the second pay period in October and will reduce to the rate of $175,000 per year beginning with the first pay period in November through the final pay period in December. You will continue to receive your temporary living and commuting allowance at the rate of $5,000 per month through the second pay period in October. Thereafter you will no longer receive the allowance, but you will be reimbursed for reasonable Company related travel and entertainment expenses in accordance with the Company’s policies and procedures for expense reimbursement. On the first payroll date after your employment ends, the Company shall pay you any remaining salary then due to you and all then accrued and unused vacation pay, with vacation pay calculated based on the salary rate of $350,000 per year.

3.Compensation in Respect of Termination of Employment. The following will be provided in lieu of any Severance Pay that would have been due under Section 5 of the Employment Agreement if the Employment Agreement had remained in effect:
(a)Your outstanding non-qualified stock options covering 191,667 shares of Company common stock will become immediately vested and remain exercisable for the balance of their original term through December 19, 2023.
(b)Your outstanding restricted stock units covering 151,250 shares of Company common stock will become immediately vested, and in accordance with the terms of the restricted stock units, the Company will withhold shares and pay the minimum required withholding taxes due in connection with the vesting and conversion of the restricted stock units.
(c)Contemporaneously with the execution of this Separation Agreement, you will be granted new non-qualified stock options under the Company’s stock option plan, pursuant to which you shall have the right to purchase 750,000 shares of Company common stock under the Company’s stock option plan. The new options will have an exercise price equal to the closing price of the Company’s common stock on the date of grant, will be fully vested when granted, will become exercisable on the effective date of the Release contemplated by Section 5 below and will remain exercisable through December 19, 2023. Notwithstanding the foregoing, a portion of the new options for 350,000 of the 750,000 shares of Company common stock shall be subject to approval by the Company’s stockholders of certain amendments to the Company’s stock option plan. In the event the stockholders do not approve such amendments, you and the Company will negotiate in good faith to reach a mutually agreeable alternative equity-based compensation arrangement in place of the affected stock options.
4.No 2016 Bonus. No bonus will be paid under the Company’s annual bonus program or otherwise in respect of 2016.
5.Release. Contemporaneously with the execution of this Separation Agreement, you and the Company will enter into the attached Release Agreement (the “Release”).
6.General.
(a)Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

(b)Entire Agreement. This Separation Agreement, together with any agreements between you and the Company governing your restricted stock units and stock options (the “Equity Documents”), including the new stock options contemplated by this Separation Agreement, your Employee Noncompetition, Confidentiality and Inventions Agreement with the Company, your Indemnification Agreement with the Company, and the Release, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation the Employment Agreement, which is hereby terminated. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Separation Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Separation Agreement. In the event of any inconsistency between agreements, this Separation Agreement will prevail.
(c)Modifications and Amendments. The terms and provisions of this Separation Agreement may be modified or amended only by written agreement executed by the parties hereto, which expressly states that it is an amendment to or modification of this Separation Agreement.
(d)Waivers and Consents. The terms and provisions of this Separation Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Separation Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.
(e)Assignment. (i) The Company will cause its rights and obligations hereunder to be assumed by any person or entity that succeeds to all or substantially all of the Company’s business and (ii) neither you nor the Company may assign its rights and obligations under this Separation Agreement without the prior written consent of the other and any such attempted assignment by you or the Company without such prior written consent will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Separation Agreement will inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, will be issued and paid to your estate.
(f)Governing Law. This Separation Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.
(g)Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Separation Agreement will be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Separation Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.
(h)Fees and Expenses. Each party will bear his or its own costs and expenses (including legal fees) in connection with the execution of this Separation Agreement. In the event that you are the prevailing party on one or more substantive claims that are based on an alleged breach of this Separation Agreement in any legal action to enforce the terms of this Separation Agreement, the Company will reimburse you for your reasonable attorneys’ fees and related reasonable expenses incurred with respect to any reasonably asserted claims in such legal action that are based on an alleged breach of this Separation Agreement.

(i)Indemnification and Insurance. The Company will indemnify you for any losses or claims against you relating to your service to the Company in accordance with the terms of your Indemnification Agreement with the Company, and as permitted by the Company’s Certificate of Incorporation and By-laws in effect on the date hereof. From the date of this Separation Agreement until at least six years from the last date you serve as a Director on the Board, the Company will cover you on its directors and officers insurance policies to the same extent as other directors and officers are covered, if any such policies are in effect for other directors and officers.
(j)Jury Waiver. You and the Company agree to waive trial by jury in connection with any action arising from or relating to this Separation Agreement.
(k)Severability. The parties intend this Separation Agreement to be enforced as written. However, if any portion or provision of this Separation Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Separation Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Separation Agreement will be valid and enforceable to the fullest extent permitted by law.
(l)Headings and Captions. The headings and captions of the various subdivisions of this Separation Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(m)Acknowledgments. You recognize and agree that the enforcement of the Employee Noncompetition, Confidentiality and Inventions Agreement may be necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. You agree that, due to the nature of the Company’s business, the restrictions set forth in the Employee Noncompetition, Confidentiality and Inventions Agreement are reasonable as to time, scope, and subject matter.
(n)Taxes. All payments required to be made by the Company to you under this Separation Agreement will be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may be required to withhold pursuant to any applicable law or regulation. To the extent applicable, it is intended that this Separation Agreement be exempt from, or comply with the provisions of Section 409A of the Code, and this Separation Agreement will be construed and applied in a manner consistent with this intent. In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder. Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Separation Agreement.
(o)Counterparts. This Separation Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[signature page follows]

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed this Agreement.

Very truly yours,

Metabolix, Inc.

By: /s/ Oliver P. Peoples
Name: Oliver P. Peoples
Title: President & CEO

Accepted and Agreed:

/s/ Joseph Shaulson	November 4, 2016
Joseph Shaulson	Date